EXECUTION COPY


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                  AGREEMENT AND PLAN OF ACQUISITION AND MERGER


                          dated as of September 6, 1996


                                  by and among


                            FIRST UNION CORPORATION,

                  FIRST UNION NATIONAL BANK OF NORTH CAROLINA,

                           FIRST UNION KEYSTONE, INC.

                                       and

                           KEYSTONE INVESTMENTS, INC.


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                                TABLE OF CONTENTS

                                                                        Page



                                      RECITALS                             1
   (A)    The Company                                                      1
   (B)    First Union                                                      1
   (C)    FUNB-NC                                                          1
   (D)    Merging Entity                                                   1
   (E)    The Funds                                                        2
   (F)    Approvals                                                        2
   (G)    Intention of the Parties                                         3


I. THE ACQUISITION AND MERGER                                              3
   1.01.     The Purchase and Sale                                         3
   1.02.     Right to Direct Company Assets and Company Liabilities        3
   1.03.     The Merger                                                    3
   1.04.     Effective Date; Effective Time                                4


II. CONSIDERATION                                                          4
   2.01.     Acquisition Consideration                                     4
   2.02.     Fractional Shares                                             6
   2.03.     Exchange Procedures                                           6
   2.04.     Anti-Dilution Provisions                                      6
   2.05.     Reservation of Right to Revise Transaction                    7
   2.06.     Treatment of Company Stock Options                            7
   2.07.     Dissenters' Rights                                            8

III. ACTIONS PENDING CONSUMMATION                                          8
   3.01.     Equity Securities                                             8
   3.02.     Dividends, Etc.                                               9
   3.03.     Indebtedness; Liabilities; Etc.                               9
   3.04.     Lines of Business; Operating Procedures; Etc.                 9
   3.05.     Liens                                                         9
   3.06.     Compensation; Employment Agreements; Etc.                     9
   3.07.     Benefit Plans                                                10
   3.08.     Continuance of Business                                      10
   3.09.     Amendments                                                   10
   3.10.     Contracts                                                    10
   3.11.     Claims                                                       10
   3.12.     Other Actions                                                10
   3.13.     Fund Action                                                  11
   3.14.     Agreements                                                   11


                                       -i-

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IV.    REPRESENTATIONS AND WARRANTIES                                      11
       4.01.   Representations and Warranties of the Company               11
       4.02.   Representations and Warranties of First Union               33

V.     COVENANTS                                                           37
       5.01.   Consents and Approvals                                      37
       5.02.   Current Information                                         38
       5.03.   Access; Information                                         39
       5.04.   Effect of Investigations                                    40
       5.05.   Acquisition Proposals                                       40
       5.06.   Stock Exchange Listing; Affiliate Letters                   41
       5.07.   Stockholder Approval                                        42
       5.08.   Registration Statement                                      42
       5.09.   Qualification of the Funds                                  43
       5.10.   Press Releases, Etc.                                        43
       5.11.   Reasonable Best Efforts                                     43
       5.12.   Regulatory Applications                                     44
       5.13.   Section 15(f)                                               44
       5.14.   Reorganization and Accounting Treatment                     45
       5.15.   Regulatory Conditions                                       45
       5.16.   Indemnification                                             45


VI. CONDITIONS TO CONSUMMATION OF THE ACQUISITION AND MERGER               47
       6.01.   Conditions to Each Party's Obligations to Consummate        47
       6.02.   Conditions to Obligations of First Union,
               FUNB-NC and the Merging Entity to Consummate                49
       6.03.   Conditions to Obligations of the Company to
               Consummate                                                  51


VII. TERMINATION
       7.01.   Mutual Consent                                              52
       7.02.   Breach                                                      52
       7.04.   Delay                                                       53
       7.05.   Injunction, etc.                                            53
       7.06.   First Union Common Stock                                    53
       7.07.   Other Circumstances                                         56
       7.08.   Effect of Termination                                       56
       7.09.   Payment in Lieu of Fees and Expenses and
               Opportunity Costs                                           56


VIII.  OTHER MATTERS                                                       57
       8.01.   Survival                                                    57
       8.02.   Waiver; Amendment                                           57
       8.03.   Counterparts                                                57
       8.04.   Governing Law                                               57
       8.05.   Expenses                                                    58
       8.06.   Notices                                                     58
       8.07.   Definitions                                                 58
       8.09.   Entire Understanding; No Third Party Beneficiaries          60
       8.10.   Benefit Plans                                               60

                                      -ii-

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       8.11.   Assignment                                                  60
       8.12.   Headings                                                    61

                  AGREEMENT AND PLAN OF ACQUISITION AND MERGER


         AGREEMENT AND PLAN OF ACQUISITION AND MERGER, dated as of the 6th day of September, 1996 (this "Plan"), by and among KEYSTONE INVESTMENTS, INC. (the "Company"), FIRST UNION CORPORATION ("First Union"), FIRST UNION NATIONAL BANK OF NORTH CAROLINA ("FUNB-NC"), and FIRST UNION KEYSTONE, INC. (the "Merging Entity").

                                    RECITALS:

         (A) The Company. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, with its principal executive offices located in Boston, Massachusetts. As of the date hereof, the Company has 6,000,000 authorized shares of common stock, each of $.01 par value ("Company Common Stock")(no other class of equity securities being authorized), of which 4,933,729.4294 shares of Company Common Stock are issued and, excluding treasury shares, outstanding.

         (B) First Union. First Union is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina. As of the date hereof, First Union has 750,000,000 authorized shares of common stock, each of $3.33 1/3 par value (together with the First Union Rights (as hereinafter defined) attached thereto, "First Union Common Stock")), 40,000,000 authorized shares of Class A Preferred Stock, no-par value ("First Union Class A Preferred Stock"), and 10,000,000 authorized shares of Preferred Stock, no-par value ("First Union Preferred Stock") (no other class of capital stock being authorized), of which 270,469,128 shares of First Union Common Stock, 1,895,404 shares of First Union Series B Convertible Class A Preferred Stock and no shares of First Union Preferred Stock, were issued and outstanding as of August 31, 1996.

         (C) FUNB-NC. FUNB-NC is a national banking association duly organized and validly existing under the laws of the United States, with its principal executive offices located in Charlotte, North Carolina. FUNB-NC is a wholly-owned subsidiary of First Union (except for directors' qualifying shares).

         (D) Merging Entity. The Merging Entity is a corporation duly organized and in good standing under the laws of the State of North Carolina, with its principal

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executive offices located in Charlotte, North Carolina. As of the date hereof, the Merging Entity has 5,000 authorized shares of common stock, each of $1.00 par value ("Merging Entity Common Stock") (no other class of capital stock being authorized), of which 5,000 shares are issued and outstanding, all of which are owned by FUNB-NC.

         (E) The Funds. As of the date hereof, certain of the Company Subsidiaries (as hereinafter defined) provide investment advisory and certain other services to each of the Investment Companies (as hereinafter defined) and entities organized under the laws of jurisdictions outside the United States Previously Disclosed (as hereinafter defined) in Schedule E (as such Schedule E may be supplemented prior to the Effective Date to add Investment Companies or other such entities that may be organized after the date hereof) (collectively, the "Funds" and each, individually, a "Fund"). Each of the Funds (or the trust of which it is a series) is duly organized and existing in good standing under the laws of the jurisdiction under which it is organized as Previously Disclosed on Schedule E. As of the date hereof, each of the Investment Companies is governed by a board of trustees or directors (each a "Fund Board" and, collectively, the "Fund Boards") consisting of at least 50% of trustees or directors who are not "interested persons" (as defined in the Investment Company Act of 1940 (as amended, the "Investment Company Act")) of the Investment Companies or the Company.

         (F) Approvals. The Boards of Directors of each of the Company, First Union, FUNB-NC and the Merging Entity, and the sole stockholder of FUNB-NC and the Merging Entity, have approved this Plan in accordance with applicable law and their respective constituent documents. Each of the beneficial owners of Company Common Stock subject to the Management Stockholders' Voting Trust Agreement, as amended and restated August 18, 1993, or the Management Stockholders' Option Share Voting Trust Agreement, dated as of August 2, 1993 (each, a "Management Stockholders' Voting Trust"), is entering into an agreement, in substantially the form of Exhibit A (the "Voting Agreement"), pursuant to which each such person has agreed to cause to be voted, as a beneficiary of the Management Stockholders' Voting Trusts, for approval of this Plan all shares of Company Common Stock over which such person has discretion to direct the voting. As of the date hereof, the aggregate number of shares of Company Common Stock held by such beneficial owners and subject to the Voting Agreement is 2,525,253 shares, which constitutes 51.18% of the Company Common Stock issued and outstanding on the date hereof.

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         (G) Intention of the Parties. It is the intention of the parties that
(1) the transactions contemplated hereby shall qualify as a "pooling of interests" under generally accepted accounting principles and (2) the Acquisition (as hereinafter defined) shall qualify as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         In consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

I.       THE ACQUISITION AND MERGER

         1.01. The Purchase and Sale. Subject to and upon the terms and conditions of this Plan, on the Effective Date (as hereinafter defined), the Company shall sell, transfer, convey, assign and deliver to FUNB-NC (or a subsidiary corporation designated by FUNB-NC pursuant to Section 1.02 that is controlled by FUNB-NC) all of the assets, including cash balances (the "Company Assets"), and FUNB-NC (or a subsidiary corporation designated by FUNB-NC pursuant to Section 1.02 that is controlled by FUNB-NC) shall assume all of the liabilities of the Company (the "Acquisition") on the Effective Date. The Company Assets shall be transferred free and clear of any Liens (as hereinafter defined).

         1.02. Right to Direct Company Assets and Company Liabilities. Pursuant to the right of FUNB-NC to designate, under Section 1.01 above, a subsidiary corporation to which the Company Assets shall be transferred and which subsidiary shall assume all the Company Liabilities, FUNB-NC hereby directs that the Company Assets and the Company Liabilities be transferred to and assumed by the Merging Entity and also irrevocably directs the Company and the Merging Entity to implement such transfer and assumption at the Effective Time by means of the Merger (as hereinafter defined).

         1.03. The Merger. At the Effective Time (as hereinafter defined):

                  (A) The Continuing Corporation. The Company shall merge (the "Merger") with and into the Merging Entity, the separate existence of the Company shall cease and the Merging Entity (being sometimes referred to as the "Continuing Corporation") shall survive and continue to be governed by the laws of the State of North Carolina. The name of the Continuing Corporation shall be "Keystone Investments, Inc."

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                  (B) Effect of the Merger. The Merger shall have the effects specified in Section 252 of the Delaware General Corporation Law (the "DGCL") and Section 55-11- 07 of the North Carolina Business Corporation Act (the "NCBCA").

                  (C) Articles of Incorporation; Bylaws; Directors; Officers. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of Merging Entity, as in effect immediately prior to the Effective Time. The directors and officers of the Merging Entity in office immediately prior to the Effective Time shall be the directors and officers of the Continuing Corporation, respectively, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

         1.04. Effective Date; Effective Time. Subject to the conditions to the obligations of the parties to effect the Acquisition and Merger, as set forth in
Article VI, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (1) the fifth business day after the day on which all the conditions set forth in Article VI (other than conditions that by their terms may be satisfied only at the Closing) have been satisfied or waived in accordance with the terms of this Plan or (2) such other date upon which the parties may agree in writing. Subject to the terms and conditions herein set forth, on or prior to the Effective Date, the Company and the Merging Entity shall execute and deliver to the Secretaries of State of the States of North Carolina and Delaware, as applicable, a Certificate of Merger or Articles of Merger, as applicable, in accordance with applicable law necessary to effectuate the Merger (collectively, the "Articles of Merger"). The time at which the Merger shall become effective on the Effective Date is referred to as the "Effective Time".


II.      CONSIDERATION

         2.01. Acquisition Consideration. Subject to the provisions of this Plan, at the Effective Time:

                  (A) Outstanding Merging Entity Common Stock. The shares of Merging Entity Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as shares of common stock of the Continuing Corporation.

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                  (B) Outstanding Company Common Stock. Each share of Company
         Common Stock issued and outstanding immediately prior to the Effective Time (other than shares that are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL) shall at the Effective Time be converted into the right to receive that number of shares of First Union Common Stock (the "Exchange Ratio") obtained by dividing (1) (a) 2,912,000 shares (subject to possible adjustment as set forth in this Section 2.01, Sections 2.04 and 7.06, the "Aggregate Share Consideration") of First Union Common Stock, less (b) the number of shares of First Union Common Stock which the Company shall be obligated to deliver to Keystone TA Limited Partnership (or the successors thereto) ("KTALP") pursuant to the Securities Redemption Agreement, dated as of August 10, 1993, by and among the Company, Keystone Investment Management Company and KTALP, as a result of the Acquisition by (2) (a) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares held by Dissenting Stockholders) plus
         (b) the number of shares of Company Common Stock for which the Company Stock Options (as hereinafter defined) are outstanding and unexercised immediately prior to the Effective Time; provided, however, that if the Fund Account Value (as hereinafter defined) as of the business day immediately prior to the Effective Date is equal to or less than the product of 0.85 and the Fund Account Value as of the close of business on September 6 (as Previously Disclosed on Schedule 4.01(X)(2)), then the Aggregate Share Consideration (after taking into account any adjustments thereto as provided under Sections 2.04 and 7.06) shall be reduced by 13.5%.

                  (C) The term "Fund Account Value", as of any date of determination, shall mean the aggregate for all of the 12 open-end Investment Companies comprising the Keystone Funds and 21 open-end Investment Companies comprising the Keystone America Funds (collectively, the "Retail Funds") of the product of (1) (A) the total number of shares of each Retail Fund outstanding on September 6, 1996 (as Previously Disclosed on Schedule 4.01(X)(2)), plus or minus (B) the net number of shares issued or redeemed by such Retail Funds if any, after September 6, 1996 and before such date of determination, and (2) the net asset value per share of such Retail Fund as of the close of business on September 6, 1996 (as Previously Disclosed on Schedule 4.02(X)(2)).

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         2.02. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Acquisition and Merger; instead, First Union shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the last sale price of First Union Common Stock on the last trading day prior to the Effective Date, as reported by the New York Stock Exchange Composite Transactions reporting system (as reported in The Wall Street Journal).

         2.03. Exchange Procedures. On or after the Effective Date, the certificates representing all of the shares of Company Common Stock (or an indemnity reasonably satisfactory to First Union, if any of such certificates are lost, stolen or destroyed) outstanding immediately prior to the Effective Time shall be delivered to First Union or its designee, together with such endorsements, guarantees and other documentation as First Union or its designee may reasonably require, in exchange for certificates representing the shares of First Union Common Stock and fractional share checks issuable as set forth in Sections 2.01 and 2.02 and any dividends paid on such shares of First Union Common Stock prior to or on the date of such exchange and for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date. Following the delivery of certificates representing all shares of Company Common Stock by a former shareholder of the Company (or such indemnity), such shareholder shall be entitled to receive any dividends paid on the shares of First Union Common Stock to which he is entitled hereunder for which the record date for determination of shareholders entitled to receive such dividends is on or after the Effective Date. No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing First Union Common Stock until First Union has received a written agreement from such person as specified in Section 5.06(B).

         2.04. Anti-Dilution Provisions. In the event First Union changes the number of shares of First Union Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First

Union Common Stock and the record date therefor shall be prior to the Effective Time, the Aggregate Share Consideration shall be proportionately adjusted.

         2.05. Reservation of Right to Revise Transaction. If and to the extent that First Union determines that a change in the method of effecting the transactions contemplated hereby would facilitate consummation of such transactions in accordance with the business expectations of the parties, the Company and First Union agree to discuss such change and cooperate in good faith in determining whether such change is in the best interests of the parties hereto, and if agreed in good faith by the Company and First Union, to effect such change; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock or Company Stock Options as provided for in this Plan, (ii) adversely affect the tax treatment to holders of Company Common Stock as a result of such change,(iii) adversely affect the qualification of the Acquisition and Merger for pooling-of-interests treatment under generally accepted accounting principles, or (iv) reasonably be expected to materially impede or delay the consummation of the Acquisition and Merger.

         2.06. Treatment of Company Stock Options. From and after the Effective Time (i) all employee stock options to purchase shares of Company Common Stock ("Company Stock Options"), which are outstanding and unexercised immediately prior to the Effective Time, shall be converted into and become options to purchase shares of First Union Common Stock, and the Merging Entity shall assume each Company Stock Option in accordance with the terms of the plan and agreement by which it is evidenced and this Section 2.06, (ii) each Company Stock Option assumed by the Merging Entity may be exercised solely to purchase shares of First Union Common Stock, (iii) the number of shares of First Union Common Stock purchasable upon exercise of each Company Stock Option shall be equal to the number of shares of Company Common Stock purchasable upon exercise of such Company Stock Option immediately prior to the Effective Time, multiplied by the Exchange Ratio and rounded down to the nearest whole share, and (iv) the per share exercise price under each Company Stock Option shall be adjusted by dividing such per share exercise price by the Exchange Ratio and rounding to the nearest cent. The number of shares of Company Common Stock which are issuable upon exercise of Company Stock Options as of the date hereof and the per share exercise prices therefor, are Previously Disclosed on Schedule 4.01(C).

         2.07. Dissenters' Rights. No Dissenting Stockholder shall be entitled to shares of First Union Common Stock or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article II unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Company Common Stock owned by such Dissenting Stockholder. If any person who would otherwise be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Company Common Stock, such shares shall thereupon be treated as though such shares had been converted into shares of First Union Common Stock pursuant to Section 2.01 hereof. The Company shall give First Union and FUNB-NC (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, without the prior written consent of First Union and FUNB-NC, voluntarily make any payment with respect to any demands for appraisals of shares of Dissenting Stockholders, offer to settle or settle any such demands or approve any withdrawal of such demands.

III. ACTIONS PENDING CONSUMMATION

         The Company shall conduct its business and cause each Company Subsidiary to conduct its business in the ordinary and usual course consistent with past practice and shall use its reasonable best efforts to maintain and preserve in all material respects its and each of such subsidiaries' business organization, key employees and advantageous business relationships, and, without limitation of the foregoing, without the prior written consent of First Union, which consent shall not be unreasonably withheld or delayed, the Company will not, and will cause each of the Company Subsidiaries not to, agree or commit to:

         3.01. Equity Securities. Except as Previously Disclosed on Schedule 4.01(C), issue, sell, repurchase or otherwise permit to become outstanding any additional Company Common Stock or any other equity securities of the Company or any of the Company Subsidiaries, or any Rights (as hereinafter defined), or enter into any agreement or commitment with respect to the foregoing.

         3.02. Dividends, Etc. Make, declare or pay any dividend (other than dividends from wholly-owned Company Subsidiaries to the Company or another wholly-owned Company Subsidiary) on or in respect of, or declare or make any distribution on, or, other than as Previously Disclosed on Schedule 3.02, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any of its equity securities.

         3.03. Indebtedness; Liabilities; Etc. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, repay any indebtedness except on its due date, or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

         3.04. Lines of Business; Operating Procedures; Etc. Except as may be directed by any regulatory authority, (i) change its accounting practices or principles, except as may be required by generally accepted accounting principles, in any material respect, (ii) incur or commit to incur any capital expenditures, other than as reasonably necessary to maintain existing assets in good repair in accordance with normal business practice, or as Previously Disclosed on Schedule 3.04, or (iii) enter into any type of business materially different from that conducted by it as of the date hereof or enter into or participate in any joint venture or partnership, except as Previously Disclosed on Schedule 3.04.

         3.05. Liens. Except as Previously Disclosed on Schedule 3.05, impose, or suffer the imposition, on any shares of stock of any of the Company Subsidiaries, any lien, charge or encumbrance, security interest, equity, option, restriction (including restrictions on voting rights or rights of disposition) or claims or third party rights of whatever nature (collectively, "Liens"), or permit any such Lien to exist.

         3.06. Compensation; Employment Agreements; Etc. Except as Previously Disclosed on Schedule 3.06, enter into or amend any compensation, employment, severance or similar agreement or arrangement with or on behalf of any of its directors, officers, employees, agents or consultants, or grant any salary or wage increase, or increase any employee benefit (including incentive or bonus payments), except (i) the hiring of non-executive employees in the ordinary course of business at annual salary levels not in excess of $50,000 with respect to any one such employee, (ii) normal individual or general increases in regular compensation to officers and employees in the ordinary course of business consistent with past practice or (iii) other changes as may be required by law or to satisfy contractual obligations existing as of the date hereof, which have been Previously Disclosed on Schedule 3.06.

         3.07. Benefit Plans. Except as Previously Disclosed on Schedule 3.07, enter into or modify (except as may be required by applicable law or to maintain qualification pursuant to the Code) any pension, retirement, stock option (except as may be required in order to comply with Section 2.06), stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including, without limitation, taking any action (other than as contemplated by this Agreement) that accelerates the vesting or exercise of any benefits thereunder.

         3.08. Continuance of Business. Except as Previously Disclosed on
Schedule 3.08, dispose of or discontinue any of its assets, business or properties that are material to the Company and the Company Subsidiaries (as defined below) taken as a whole, or acquire all or any material portion of the business or property of any other entity that is material to the Company and the Company Subsidiaries taken as a whole.

         3.09. Amendments. Amend any of its charter or by-laws, except as may be necessary to facilitate the transactions contemplated hereby.

         3.10. Contracts. Except as Previously Disclosed on Schedule 3.10, enter into, terminate or make any change in any material contract, agreement or lease (including any such contract, lease or agreement described in Section 4.01(L)), except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on not more than 60 days prior written notice.

         3.11. Claims. Settle any claim, action or proceeding involving any liability for material money damages or any restrictions upon any of its operations.

         3.12. Other Actions. Except to the extent consistent with the conduct of its business in the usual and ordinary course or as may be required by the withdrawal of the recommendation of stockholder approval of the Merger by the Company's Board of Directors pursuant to Section 5.07, take any action that would (A) materially impede or delay the receipt of any approval referred to in
Section 6.01(A) without the imposition of a condition or restriction of the type referred to in such Section or (B) adversely affect the ability of any party to perform its obligations under this Plan.

         3.13. Fund Action. Except as and to the extent required, based upon the written advice of counsel, in the exercise of the fiduciary obligations of the Company or a Company Subsidiary in the case of any Fund, request that any action be taken by any Fund Board, other than routine actions that would not be reasonably likely to have a Material Adverse Effect (as hereinafter defined) or actions Previously Disclosed on Schedule 3.13.

         3.14. Agreements. Authorize, commit or enter into any agreement to take any of the actions referred to in Sections 3.01 through 3.13.

IV.      REPRESENTATIONS AND WARRANTIES

         4.01. Representations and Warranties of the Company. The Company represents and warrants to First Union, FUNB-NC and the Merging Entity as follows:

                  (A) Recitals. The facts set forth in the Recitals of this Plan with respect to the Company and the Funds are true and correct.

                  (B) Qualification; Authority. The Company is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, other than those States and jurisdictions in which the failure to be so qualified, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. The Company has the corporate power and authority necessary to carry on its business as it is now being conducted and to own all its material properties and assets. The Company has in effect all federal, state, local and foreign governmental permits, licenses, certificates of authority, orders and approvals necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except for any such authorizations the absence of which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

                  (C) Company Capital Stock. Except as Previously Disclosed on
         Schedule 4.01(C), there are no shares of Company Common Stock authorized and reserved for issuance, the Company has no Rights (as defined below) issued or outstanding, and the Company has no commitments or obligations to authorize, issue, sell or grant any Company Common Stock or Rights, except (i) pursuant to this Plan, or
         (ii) upon the exercise of Company Stock Options (as hereinafter defined) outstanding at the date hereof. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of the Company's equity securities. There are no preemptive rights in respect of Company Common Stock. The outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights.

                  (D) Subsidiaries. A listing of all the direct or indirect subsidiaries of the Company (each, a "Company Subsidiary" and, collectively, the "Company Subsidiaries") is Previously Disclosed on
         Schedule 4.01(D), all of the outstanding shares of which (other than directors' qualifying shares) are owned by the Company or a Company Subsidiary. No equity securities of any of the Company Subsidiaries are or may become required to be issued (other than to the Company or a Company Subsidiary) by reason of any Rights. There are no contracts, commitments, understandings or arrangements (except as Previously Disclosed on Schedule 4.01(D)) by which any of the Company Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements (except as Previously Disclosed on Schedule 4.01(D)) relating to the rights of the Company or a Company Subsidiary to vote or to dispose of such shares. All of the shares of capital stock of each Company Subsidiary held by the Company or a Company Subsidiary are fully paid and nonassessable and are owned by the Company or a Company Subsidiary free and clear of any Liens (except as Previously Disclosed on Schedule 4.01(D)). Each Company Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized (which is Previously Disclosed on Schedule 4.01(D)), and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified (which are Previously Disclosed on Schedule 4.01(D)), other than those jurisdictions in which the failure to be so qualified is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Except as Previously Disclosed on Schedule 4.01(D), the Company does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. Each of the Company Subsidiaries has all corporate power and authority necessary to carry on its business as it is now being conducted and to own all its material properties and assets. Each of the Company Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except for such authorizations the absence of which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

                  (E) Authorization. (1) This Plan has been duly authorized, executed and delivered by the Company and no further corporate proceedings on the part of the Company are necessary to authorize this Plan and the transactions contemplated hereby, except for the adoption of this Plan by the vote of the holders of a majority of the outstanding shares of Company Common Stock. This Plan is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (2) Except for the receipt of the requisite approval of the Company's stockholders referred to above, the filing of Articles of Merger and a Certificate of Merger and the receipt of the regulatory approvals, the expiration of waiting periods and the required filings under federal and state securities laws and the laws of jurisdictions outside the United States, in each case as set forth in Schedule 4.01(E), or as otherwise Previously Disclosed on Schedule 4.01(E), the execution, delivery and performance of this Plan by the Company, and the consummation by it of the transactions contemplated hereby, does not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it, any of the Company Subsidiaries or, to the knowledge of the Company, any of the Funds, or to which it, any of the Company Subsidiaries or, to the knowledge of the Company, any of the Funds or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, (ii) constitute a breach or violation of, or a default under, its charter or by-laws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  (3) Except as Previously Disclosed on Schedule 4.01(E) and except for requirements attributable to First Union and FUNB-NC, no material notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority is necessary for the consummation by the Company, any Company Subsidiary or any Fund of the transactions contemplated by this Plan.

                  (F) Company Financial Reports. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and all other documents filed subsequent to December 31, 1995 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in the form filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Company Financial Reports"), did not, and the Company Financial Reports filed with the SEC after the date hereof will not, as of their respective dates contain (without giving effect to any amendment thereto filed after the date hereof) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or are made, not misleading; and each of the balance sheets contained in or incorporated by reference into the Company Financial Reports (including the related notes and schedules thereto) fairly presents in all material respects the financial position of the entity or entities to which it relates as of its date and each of the statements of income, stockholders' equity and cash flows or equivalent statements in the Company Financial

         Reports (including any related notes and schedules thereto) fairly presents in all material respects the results of operations, changes in stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in accordance with generally accepted accounting principles consistently applied, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                  (G) Absence of Undisclosed Liabilities. None of the Company, the Company Subsidiaries or the Funds has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is material to the financial condition or results of operations of the Company and the Company Subsidiaries on a consolidated basis, except
         (i) as reflected in the Company Financial Reports prior to the date of this Plan, (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of its business consistent with past practices or (iii) as Previously Disclosed on Schedule 4.01(G).

                  (H) Absence of Material Adverse Effect. Except as may be disclosed in the Company Financial Reports filed prior to the date hereof or as Previously Disclosed on Schedule 4.01(H), since December 31, 1995, no event or development (whether or not described or referred to in any other paragraph of this Section 4.01) has occurred that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

                  (I) Properties. (1) Except as reflected in the Company Financial Reports, the Company and the Company Subsidiaries have good and valid title to all of the properties and assets, tangible and intangible, reflected in the Company Financial Reports as being owned by the Company or the Company Subsidiaries as of the dates thereof, except as Previously Disclosed on Schedule 4.01(I) and except those sold or otherwise disposed of in the ordinary course of business, free and clear of all Liens, other than those Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by any of the Company or the Company Subsidiaries are held under valid leases or subleases.

                      (2) Except as Previously Disclosed on Schedule 4.01(I), each of the Company, the Company Subsidiaries and the Funds has the right to use, and after consummation of the transactions contemplated hereby will have the right to use, free and clear of any claims of others, all patents, patent applications, trademarks, service marks (whether registered or unregistered), trademark applications, service mark applications, trade names, copyrights and other proprietary rights necessary to own and operate its properties and to carry on its business as currently conducted.

                      (3) Each of the Company, the Company Subsidiaries and, to the knowledge of the Company, the Funds owns or licenses all computer software developed or currently used by it which is material to the conduct of its business and has the right to use such software without infringing upon the intellectual property rights (including trade secrets rights) of a third party.

                  (J) Litigation; Regulatory Action. Except as Previously Disclosed on Schedule 4.01(J), there is no action, suit or proceeding pending against, or to its knowledge, threatened against, the Company, any Company Subsidiary or to the knowledge of the Company any Fund or any of their respective properties, or to which any of the foregoing is subject, before any court or arbitrator or any governmental body, agency, official or Self-Regulatory Body (as hereinafter defined) which in any manner is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  (K) Compliance with Laws.

                      (1) Except as Previously Disclosed on Schedule 4.01(K), the conduct of its respective business by the Company, each Company Subsidiary and each Fund (a) currently is not in violation, in any material respect, of any law, statute, ordinance, license, rule or regulation (including those of the Self-Regulatory Bodies) and (b) has not, since December 31, 1993, been in violation of any such law, statute, ordinance, license, rule or regulation except in the case of clause (b) for any such violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                      (2) Without limiting the foregoing, each of the Company and the Company Subsidiaries which is, and each of its officers and employees who are, required to be registered as an investment adviser, broker-dealer, registered representative or salesperson with the SEC, the securities commission of any state or any Self- Regulatory Body, is duly registered as such and such registration is in full force and effect, and a list of all such registrations is Previously Disclosed on Schedule 4.01(K), except, in the case of any officer or employee, where any such failure to be registered as a registered representative or salesperson, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

                      (3) There is no proceeding pending, or, to its knowledge, threatened that is reasonably likely to result in the revocation, cancellation or suspension, or any adverse modification, of any material permit, license, certificate of authority, order or approval referred to in Section 4.01(B), and the execution and delivery of this Plan and the consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

                      (4) Except as Previously Disclosed on Schedule 4.01(K), none of the Company, the Company Subsidiaries or the Funds, or any officer, director or employee thereof, is a party or subject to any order, directive, decree, condition or similar arrangement or action (other than exemptive orders) relating to the business of the Company, the Company Subsidiaries or the Funds, with or by any federal, state, local or foreign regulatory authority, except, in the case of any officer, director or employee, for any such orders, directives, decrees or similar arrangements, individually or in the aggregate, that are not reasonably likely to have a Material Adverse Effect.

                  (L) Material Contracts. Except as Previously Disclosed on
         Schedule 4.01(L), as of the date of this Agreement none of the Company or the Company Subsidiaries, nor any of its respective assets, businesses or operations, is a party to, or is bound or subject to, or receives benefits under, any material contract, lease or agreement (i.e., a contract, lease or agreement providing for annual payments in excess of $100,000). Copies of such contracts or agreements have been supplied or made available to First Union. Except as Previously Disclosed on Schedule 4.01(L), none of the Company or the Company Subsidiaries is in default under any such material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or subject to, or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default by the Company or any Company Subsidiary. Except as Previously Disclosed on Schedule 4.01(L), neither the Company nor any Company Subsidiary is subject to or bound by any contract containing covenants which limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or any applicable regulatory authority).

                  (M) Reports. Except as Previously Disclosed on Schedule 4.01(M), and except for filings (other than with the SEC) that are not material, the Company, each Company Subsidiary and each Fund have timely filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 1993, with (i) the SEC, (ii) any other applicable federal, state or foreign securities, banking, insurance, or other regulatory authority, and (iii) the National Association of Securities Dealers, Inc., the New York Stock Exchange, the American Stock Exchange or any other self-regulatory body (the "Self-Regulatory Bodies")(all such reports and statements being collectively referred to herein as the "Company/Fund Reports"), including without limitation all reports, registrations, statements and filings required under the Investment Company Act, the Investment Advisers Act of 1940 (as amended, the "Investment Advisers Act"), the Exchange Act, the Securities Act of 1933 (as amended, the "Securities Act") or any applicable state securities or Blue Sky laws. As of their respective dates, the Company/Fund Reports complied in all material respects with the statutes, rules, regulations and orders enforced or promulgated by the regulatory authority or Self-Regulatory Body with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (N) No Brokers or Finders. Except as set forth in Schedule 4.01(N), neither the Company, any of its stockholders or any of the Company Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Company, any of its stockholders or any of the Company Subsidiaries, in each case in connection with this Plan or the transactions contemplated hereby.

                  (O) Employee Benefit Plans.

                      (1) Previously Disclosed on Schedule 4.01(O) is a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Company or any of the Company Subsidiaries for the benefit of its employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to First Union.

                      (2) Except as Previously Disclosed on Schedule 4.01(O)(2), all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of the Company or any of the Company Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and except as

         Previously Disclosed on Schedule 4.01(O)(2) it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. None of the Company, the Company Subsidiaries or any Fund has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any of the Company Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                      (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of the Company Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of the Company Subsidiaries presently contributes to a Multiemployer Plan, nor has any of them contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement, has been waived or has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

                      (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Except as Previously Disclosed on Schedule 4.0(O)(4), neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of the Company Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                      (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

                      (6) Neither the Company nor any of the Company Subsidiaries has any obligation for retiree health and life benefits under any plan, except as Previously Disclosed on Schedule 4.01(O). There are no restrictions on the rights of the Company or any of the Company Subsidiaries to amend or terminate any such plan without, to its knowledge, incurring any liability thereunder.

                      (7) Except as Previously Disclosed on Schedule 4.01(O), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of the Company Subsidiaries under any Compensation and Benefit Plan or otherwise from the Company or any of the Company Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (P) No Knowledge. It knows of no reason why the regulatory approvals referred to in Section 6.01(A) should not be obtained without the imposition of any condition of the type referred to in such Section 6.01(A).

                  (Q) Labor Matters. Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of the Company Subsidiaries the subject of a proceeding asserting that the Company or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Company or any of the Company Subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving the Company's or any of the Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  (R) Insurance. Previously Disclosed on Schedule 4.01(R) is a complete list, as of the date hereof, of the material insurance policies related to the business currently conducted by the Company, any of the Company Subsidiaries or any Fund or for the benefit of the Company, the Company Subsidiaries or any Fund, or affiliate thereof (copies of which have been supplied to First Union). None of the Company, the Company Subsidiaries or the Funds is in material default under or with respect to any such policy, and none of them has received any written or oral notice of cancellation or termination with respect to any such policy. The fidelity insurance of the Company, the Company Subsidiaries and the Funds has been and will be maintained in accordance with all requirements of applicable law except where the failure to so maintain is not reasonably likely to have a Material Adverse Effect. Except as Previously Disclosed on Schedule 4.01(R), none of the aforementioned parties has made any claim under any insurance policy since December 31, 1993 or is aware of any event or condition that is reasonably likely to give rise to any such claim.

                  (S) State Takeover Law. The Company has taken all necessary action to exempt this Plan and the transactions contemplated hereby from, and this Plan and the transactions contemplated hereby are exempt from, (i) any applicable state takeover laws, including without limitation the provisions of Section 203 of the DGCL, and (ii) any applicable takeover provisions in the Company's constituent documents.

                  (T) Environmental Matters. Except as Previously Disclosed on
         Schedule 4.01(T), to its knowledge,(i) the Company, each of the Company Subsidiaries and each of the Funds have complied in all material respects with all applicable Environmental Laws; (ii) the Company, each of the Company Subsidiaries and each of the Funds is not subject to any claim or liability under any Environmental Law that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. "Environmental Law" means (i) any federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity,

         (x) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances (as hereinafter defined), in each case as amended and as now in effect. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component.

                  (U) Taxes. Except as Previously Disclosed on Schedule 4.01(U),
         (i) all reports and returns with respect to Taxes (as defined below) and tax related information reporting requirements that are required to be filed by or with respect to the Company or by or with respect to any of the Company Subsidiaries, including without limitation consolidated federal income tax returns of the Company and the Company Subsidiaries (collectively, the "Company Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect, and such Tax Returns were true, complete and accurate in all material respects, (ii) all taxes (which shall mean all federal, state, local or foreign taxes or other governmental charges, fees, levies and assessment of whatever kind or nature, including without limitation, all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Tax Returns have been or will be paid in full when due except where the failure to so pay would not have a Material Adverse Effect, (iii) except as Previously Disclosed on Schedule 4.01(U), the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect, except to the extent reserved against in the Company Financial Reports filed prior to the date of this Plan, and (vi) there have not been any waivers of statutes of limitations with respect to any Taxes of the Company or any of the Company Subsidiaries, and (vii) except as Previously Disclosed on
         Schedule 4.01(U), none of the Company, the Company Subsidiaries, First Union or any direct or indirect subsidiary of First Union, as a consequence of the Company's actions prior to the Closing, will be obligated to make a payment to an individual that would be a "parachute payment" as such term is defined in Section 280G of the Code without regard to whether such payment is to be performed in the future.

                  (V) Accuracy of Information. The statements with respect to the Company, the Company Subsidiaries and the Funds contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of the Company pursuant to the terms of this Plan are true and correct in all material respects and such documents do not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

                  (W) Accounting Controls. Each of the Company and the Company Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied, and to maintain proper accountability for items;
         (iii) access to the material property and assets of the Company and the Company Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

                  (X)  Investment Advisory Activities.

                      (1) Definition of Investment Company. As used in this Plan, the term "Investment Company" shall have the meaning provided in the Investment Company Act, provided that for purposes of this Plan the term Investment Company shall exclude any person organized under the laws of a jurisdiction outside the United States that is not required to register under the Investment Company Act and provided, further, that solely for purposes of this Section 4.01(X), the term Investment Company shall also exclude, the World Equity Portfolio of the Variable Investors Series Trust (the "VIS Trust").

                      (2) Investment Contracts, Funds and Clients. (a) Previously Disclosed on Schedule 4.01(X)(2) is a listing of (i) all of the Investment Companies to which the Company or any of the Company Subsidiaries provides investment management, investment advisory, sub-advisory, administration, distribution or other services on the date hereof, including an indication of whether a Fund is a tax-exempt municipal bond fund, and all of the non-Investment Company clients (including any entities organized under the laws of jurisdictions outside the United States) to which the Company or any of the Company Subsidiaries provides investment management, investment advisory, sub-advisory, administration, distribution or other services on the date hereof (the "Clients"), (ii) each contract or agreement, and all amendments thereto, in effect on the date hereof relating to the Company's or a Company Subsidiary's rendering of investment advisory or management services (including without limitation all sub-advisory services), administration or distribution services to any Fund or other person (together with any such contract or agreement entered into after the date hereof, the "Investment Contracts"), (iii) the most recent date on which each Investment Contract with an Investment Company and VIS Trust was renewed or continued in accordance with Section 15 of the Investment Company Act or Rule 12b-1 thereunder to the extent applicable, and (iv) the net asset value (as defined for purposes of the Investment Company Act) of each of the Investment Companies and each of the Funds that are not Investment Companies, the aggregate amount of assets under management for the Clients (other than any Fund that is not an Investment Company) and the

         Fund Account Value and Total Account Value, each as of September 6, 1996. (u) Each Investment Contract and any subsequent renewal has been duly authorized, executed and delivered by the Company or a Company Subsidiary and, to the knowledge of the Company, each other party thereto and, to the extent applicable, has been adopted in compliance with Section 15 of the Investment Company Act or Rule 12b-1 thereunder (or, in the case of any Investment Contract with a non- Investment Company Fund, in compliance with any statute, order, ordinance, rule or regulation to which such Fund or such Investment Contract is subject) and is a valid and binding agreement of the Company or a Company Subsidiary and each other party thereto, enforceable in accordance with its terms (subject to bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors' rights generally and to general equity principles; (v) each of the Company, the Company Subsidiaries, and, to the Company's knowledge, each Fund and Client party thereto is in compliance in all material respects with the terms of each Investment Contract to which it is a party, and is not currently in default under any of the terms of any such Investment Contract; (w) to its knowledge, no event has occurred or condition exists that with notice or the passage of time or both would constitute such a default; (x) all payments due since December 31, 1993 under each distribution or principal underwriting agreement to which any Investment Company is a party have been made in compliance with the related distribution plan adopted by the relevant Fund Board under Rule 12b-1 under the Investment Company Act (a "12b-1 Plan"); (y) a copy of each 12b-1 Plan adopted by any Investment Company (or form of 12b-1 Plan adopted by similar series or classes of shares offered by more than one Investment Company) has been supplied to First Union and each 12b-1 Plan adopted by an Investment Company and the operation of each such 12b-1 Plan currently complies with Rule 12b-1; and (z) each such Investment Contract is in full force and effect. Except as Previously Disclosed on Schedule 4.01(X)(2), none of the Investment Contracts, or any other arrangements or understandings relating to the Company's or any Company Subsidiary's rendering of investment advisory or management services (including without limitation all sub-advisory services), administration or distribution services to any Fund, Client or other person, contains any undertaking by such entity to cap fees or to reimburse any or all fees thereunder, except as required by the applicable law of any jurisdiction in which the shares of any Fund party thereto are qualified for distribution. Copies of each Investment Contract for each institutional Client, including a current fee schedule, have been supplied to First Union.

                  (b) Each Fund that is a juridical entity has been duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power, right and authority to own its properties and to carry on its business as it is now conducted, and is qualified to do business in each jurisdiction where the failure so to qualify would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Each Fund (or the trust of which it is a series) has full power (corporate and other), right and authority to own its properties and assets and to carry on its business as it is now being conducted. No Fund is required to qualify to do business in any state or foreign jurisdiction where not already so qualified, except where a failure to so qualify would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Except as Previously Disclosed on Schedule 4.01(X)(2), no Fund has any subsidiaries or affiliates (as defined in Rule 12b-2 under the Exchange Act), other than the Company, the Company Subsidiaries and the Funds.

                  (c) Each Fund has been, is being and will be operated in compliance in all material respects with its respective investment objectives and policies.

                  (d) Schedule 4.01(X)(2) indicates each Client that is subject to ERISA; the accounts of each such Client have been managed by the Company and the Company Subsidiaries in compliance in all material respects with the applicable requirements of ERISA.

                  (e) Except as Previously Disclosed on Schedule 4.01(X)(2), (i) each of the Investment Companies and VIS Trust has elected to be treated as a "regulated investment company" under Subchapter M of Chapter 1 of Subtitle A of the Code, and each of the Investment Companies and VIS Trust has, except for any taxable year of such Fund that has been closed and for which the statute of limitations for assessments has expired, qualified as a "regulated investment company" and each of the Investment Companies and VIS Trust has complied with all applicable provisions of law necessary to preserve and retain such Fund's election and status as a regulated investment company; (ii) except for any taxable year that has been closed and for which the statute of limitations for assessment has expired, each Investment Company Previously Disclosed on Schedule 4.01(X)(2) as being a tax-exempt municipal bond fund has satisfied the requirements of Section 852(b)(5) of the Code and is qualified to pay exempt interest dividends as defined therein; (iii) each Fund has timely filed all federal, state, local and foreign income and other tax returns and reports that such Fund is required to file and all such tax returns and reports are accurate and complete in all material respects; (iv) each Fund has timely paid, or reserved for, Taxes that such Fund is required to pay and has paid or reserved for any deficiencies or other Tax assessments, including but not limited to all estimated Taxes and interest or penalties owed by such Fund; (v) each Fund has complied with all required tax information reporting requirements to which it is subject; and (vi) such tax information reporting returns and reports have been timely filed and are accurate and complete in all material respects.

                  (f) The Fund Boards operate in all material respects in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act and the Boards of Directors of any non-Investment Company Fund having such a Board operate in conformity with all similar requirements and restrictions applicable to such Funds under all foreign statutes, ordinances, orders, rules and regulations to which such Funds are subject.

                  (g) Each Fund that is not an Investment Company (other than VIS Trust) has operated, for a period of six years, prior to the date hereof (or since inception, if such period is shorter) and currently operates in a manner such that it was not and is not subject to taxation on a net income basis under the Code and no action has been taken by the Company or any of the Company Subsidiaries that would be inconsistent with such status. The shares of each such Fund are not sold or distributed in the United States or to U.S. residents and each such Fund does not exercise managerial control over any firm in which it invests.

                  (h) To its knowledge, no basis exists upon which the Company or a Company Subsidiary would have any material liability to any Fund or Client.

                  (i) The resolutions of each Fund Board and, if required, each Board of Directors of each Fund that is not an Investment Company, Previously Disclosed on Schedule 4.01(X)(2), including, among other things, recommendations to stockholders of the Funds for approval of new Investment Contracts and, as applicable, approval of new distribution and marketing services agreements, acceptances of resignations of certain members of Fund Boards effective as of the Effective Time, if any, pursuant to applicable restrictions of the Glass-Steagall Act or otherwise, and nomination of certain persons as additional directors, if any, who may be nominated by such Boards of Directors as new directors of the Funds as of the Effective Time (the "Fund Board Resolutions") were duly adopted by each such Board of Directors by an affirmative vote of all members of such Board and such additional votes as may be required under Section 15 of the Investment Company Act and, if applicable, Rule 12b-1 thereunder, at a meeting on September 5, 1996, duly called with notice and, in the case of the Fund Boards, held in person as contemplated by Section 15(c) of the Investment Company Act, and such resolutions remain in full force and effect.

                  (j) There exists no "out of balance", "out of proof" or similar condition with respect to any shareholder account maintained by the Company, any Company Subsidiary or any Fund, except for any such conditions that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                      (3) Regulatory Compliance. (a) Each Fund required by law to be so registered is duly registered as an investment company under the Investment Company Act. Except as Previously Disclosed on Schedule 4.01(X)(3): the shares of each Investment Company are qualified for sale, or an exemption therefrom is in full force and effect, in each state of the United States and the District of Columbia; all sales of shares of or other interests in each Fund not registered under the Investment Company Act have been made in compliance with all laws, rules, regulations and orders applicable to such sales; and all outstanding shares of each Fund that are required to be registered under the Securities Act have been sold pursuant to an effective registration statement filed thereunder. To its knowledge, in the case of documents applicable to the Funds, no such registration statement contained, as of its effective date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements therein not misleading or is subject to any stop order or similar order restricting its use. Each Fund has operated and is currently operating in compliance in all material respects with all laws, rules, regulations and orders applicable to it or its business, including but not limited to, in the case of each Investment Company, the Securities Act and the Investment Company Act, except for any failure of any Fund to be so in compliance, individually or in the aggregate, that is not reasonably likely to have a material adverse effect on the financial condition, business, results of operations or properties of such Fund.

                  (b) The Company and the Company Subsidiaries have adopted a formal code of ethics and a written policy regarding insider trading, a copy of each of which has been provided or supplied to First Union. Such code and policy comply with Section 17(j) of the Investment Company Act, Rule 17j-1 thereunder and Section 204A of the Investment Advisers Act, respectively. Each Investment Company has duly adopted procedures pursuant to Rule 17e-1 under the Investment Company Act; and each Investment Company has complied, for a period of at least six years prior to the date hereof, currently complies and will comply with the requirements of Section 17(e) of the Investment Company Act and Rule 17e-1 thereunder. The policies of the Company and the Company Subsidiaries with respect to avoiding conflicts of interest are as set forth in the most recent Form ADV thereof, as amended, a copy of which has been delivered or made available to First Union. To its knowledge, there have been no violations or allegations of violations of such policies that have occurred or been made that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  (c) Except as Previously Disclosed on Schedule 4.01(X)(3), none of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any of the Funds, and to the knowledge of the Company, no other person "associated" (as defined under the Investment Advisers Act) with the Company, any of the Company Subsidiaries or any of the Funds, have for a period not less than five years prior to the date hereof been convicted of any crime or is or been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange

         Act, or for disqualification as an investment adviser for any Investment Company pursuant to Section 9(a) of the Investment Company Act, and to its knowledge there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.

                  (d) Copies of each current prospectus (which term, as used in this Plan, shall include any related statement of additional information and any private placement memorandum), as amended or supplemented, relating to each Fund, with respect to which a prospectus exists or is required under any applicable law, and all current supplemental advertising and marketing material relating to each Investment Company have been supplied or made available to First Union; and the Company has used its best efforts to supply or make available to First Union all other supplemental advertising and marketing material relating to each Fund in use since December 31, 1993. In the case of each Fund that is an Investment Company, each such prospectus, as amended or supplemented, and all such advertising and marketing material complies in all material respects with the Securities Act and the Investment Company Act, applicable state laws and, where applicable, the rules of the NASD. Except as Previously Disclosed on
         Schedule 4.01(X)(3), none of such prospectuses, amendments, supplements or supplemental advertising and marketing materials, as of their respective dates, includes or included an untrue statement of a material fact or omits or omitted to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                  (e) The annual report to shareholders of each of the Investment Companies and, to the best knowledge of the Company and the Company Subsidiaries, the VIS Trust for its fiscal year most recently ended, all other documents filed subsequent to such fiscal year-end under Section 30(a) or 30(b) of the Investment Company Act, in each case in the form filed with the SEC and each equivalent report to shareholders of a non- Investment Company Fund for its fiscal year most recently ended and any financial or other reports filed by any such Fund with foreign governmental authorities (each, a "Fund Financial Report"), did not, and the Fund Financial Reports filed or delivered to shareholders after the date hereof will not, as of their respective dates contain (without giving effect to any amendment thereto filed after the date hereof) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or are made, not misleading; and each of the financial statements contained in or incorporated by reference into the Fund Financial Reports (including the related notes and schedules thereto) fairly presents in all material respects the financial position of the entity or entities to which it relates as of its date, in accordance with generally accepted accounting principles consistently applied, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                  (f) None of the Funds has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is material to the financial condition or results of operations of such Fund, except (i) as reflected in the Fund Financial Reports prior to the date of this Plan, (ii) as Previously Disclosed on Schedule 4.01(X)(3) or (iii) as may be incurred in the ordinary course of business consistent with past practice.

                  (g) All advertising or marketing materials relating to any Fund that are currently required to be filed with the NASD have been appropriately filed therewith.

                  (h) Except as Previously Disclosed on Schedule 4.01(X)(3), no exemptive orders have been obtained, nor are any requests pending therefor, with respect to any Fund under the Exchange Act, the Securities Act, the Investment Company Act or the Investment Advisers Act other than any such orders which are no longer in effect or applicable to the current operation of any Fund.

                      (4) Fund Approvals. Except as contemplated by Section 5.01(B), no action of the Fund Boards, the Board of Directors of any non- Investment Company Fund or the shareholders of the Funds is required in connection with the transactions contemplated by this Plan.

                      (5) Certain Information. Each of (i) the proxy solicitation materials to be distributed to the shareholders of each Investment Company and, to the best knowledge of the Company and the Company

         Subsidiaries, VIS Trust in connection with the approvals described in
         Section 5.01(B), (ii) the materials provided to the Fund Boards in connection with the approvals described in Section 4.01(Y)(2)(h), and
         (iii) Forms ADV and B-D of the Company and the Company Subsidiaries, have provided and will provide all information necessary in order to make the disclosure of information therein satisfy the requirements of
         Section 14 of the Exchange Act, Sections 15 and 20 of the Investment Company Act and such Forms ADV and B-D, as applicable, and such materials and information (except to the extent supplied by First Union or FUNB-NC) will be complete in all material respects and will not contain (at the time such materials or information is distributed, filed or provided, as the case may be) any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, and will not omit to state any material fact necessary in order to make the statements therein not false or misleading or (with respect to information included in proxy statements) necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

         4.02. Representations and Warranties of First Union. First Union hereby represents and warrants to the Company as follows:

                  (A) Recitals. The facts set forth in the Recitals of this Plan with respect to First Union, FUNB-NC and the Merging Entity are true and correct.

                  (B) Corporate Authority. Each of First Union, FUNB-NC and the Merging Entity has full corporate power and authority to enter into, and carry out its obligations under, this Plan. First Union is duly registered as a bank holding company with the Board of Governors of the Federal Reserve (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended. Each of First Union, FUNB-NC and the Merging Entity has all governmental authorizations to own or lease its respective properties and assets and to carry on its business as now being conducted except for any such authorizations the absence of which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

                  (C) Authorization.

                      (1) This Plan has been duly authorized, executed and delivered by each of First Union and the Merging Entity and (subject to ratification at the next scheduled meeting of the Board of Directors of FUNB-NC) by FUNB-NC and no further corporate proceedings on the part of First Union or the Merging Entity or (other than such ratification) by FUNB-NC are necessary to authorize this Plan and the transactions contemplated hereby. This Plan is the legal, valid and binding obligation of each of First Union, FUNB-NC (subject to such ratification) and the Merging Entity, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                      (2) Neither the execution, delivery and performance of this Plan by First Union, FUNB-NC or the Merging Entity nor the consummation by them of the transactions contemplated hereby, will (a) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any Lien upon any of the properties or assets of First Union or any subsidiary of First Union (each a "First Union Subsidiary" and collectively the "First Union Subsidiaries") under any of the terms, conditions or provisions of (x) the constituent documents of First Union or any First Union Subsidiary, or (y) except where such event would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Union or any First Union Subsidiary is a party or by which First Union or any First Union Subsidiary may be bound, or to which First Union or any First Union Subsidiary or the properties or assets of First Union or any First Union Subsidiary may be subject, or ruling, order, writ, injunction, decree, statute, rule or regulation applicable to First Union or any First Union Subsidiary or to the properties or assets of First Union or any First Union Subsidiary.

                      (3) Except as Previously Disclosed on Schedule 4.02(C) and except for requirements attributable to the Company, any Company Subsidiary or any Fund, no material notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority is necessary for the consummation by First Union, FUNB-NC or the Merging Entity of the transactions contemplated by this Plan.

                  (D) First Union Reports. First Union's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and all other documents, as amended prior to the date of this Agreement, filed subsequent to December 31, 1995 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "First Union Reports"), did not, and the First Union Reports filed after the date hereof will not, as of their respective dates contain (without giving effect to any amendment thereto filed after the date hereof) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets contained in or incorporated by reference into the First Union Reports (including the related notes and schedules thereto) fairly presents the consolidated financial position of First Union as of its date and each of the consolidated statements of income and changes in stockholders' equity and cash flows or equivalent statements in the First Union Reports (including any related notes and schedules thereto) fairly presents the consolidated results of operations, consolidated changes in stockholders' equity and consolidated changes in cash flows, as the case may be, of First Union for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                  (E) Absence of Material Adverse Effect. Except as set forth in the First Union Reports, since December 31, 1995, no event or development (whether or not described or referred to in any other paragraph of this Section 4.02) has occurred that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  (F) Litigation. There is no action, suit or proceeding pending, or to the knowledge of First Union threatened, against or affecting First Union or any First Union Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official or Self-Regulatory Body which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

                  (G) Brokers and Finders. Neither First Union, FUNB-NC nor the Merging Entity has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for First Union, FUNB-NC or the Merging Entity in connection with this Plan or the transactions contemplated hereby.

                  (H) First Union Common Stock. The shares of First Union Common Stock to be issued hereunder (i) have been duly authorized for issuance and, when issued in accordance with this Plan, will be validly issued, fully paid, nonassessable, free of preemptive rights and not subject to any restrictions on transfer (other than restrictions imposed by applicable securities laws) or voting and (ii) will be issued together with rights (the "First Union Rights") under the Shareholder Protection Rights Agreement, dated as of December 28, 1990, as amended (the "First Union Rights Agreement"), to which First Union is a party or any similar arrangement that may be in place at the time of issuance.

                  (I) Regulatory Approvals. Except as Previously Disclosed on
         Schedule 4.02(I) and except for requirements attributable to the Company, any Company Subsidiary or any Fund, no notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority is necessary for the consummation by First Union, FUNB-NC or the Merging Entity of the transactions contemplated by this Plan. As of the date hereof, neither First Union nor FUNB-NC is aware of any reason why the regulatory approvals and consents referred to in
         Section 6.01(A) will not be received without the imposition of a condition or requirement as described therein.

                  (J) Compliance with Laws. Each of First Union, FUNB-NC and each of their subsidiaries:

                  (a) Is in compliance with all laws, regulations, reporting and licensing requirements, and orders applicable to its business or to the employees conducting its business, the breach or violation of which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect; and

                  (b) Has received no notification or communication from any agency or department of federal, state, or local government or the staff thereof (i) asserting that, or commencing any investigation as to whether, any of such entities is not in compliance with any of the statutes, regulations, or ordinances which such governmental authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, (ii) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

                  (K) No Violation of First Union Rights Agreement. Assuming that no person holds, or at the Effective Date will hold, Beneficial Ownership (as defined in the First Union Rights Agreement) of 15% or more of the then outstanding shares of First Union Common Stock, none of the execution or delivery of this Agreement, the issuance of First Union Common Stock to the holders of Company Common Stock pursuant to this Agreement or any other transactions contemplated by this Agreement will (x) cause a Separation Time (as defined in the First Union Rights Agreement) to occur or (y) cause any person to be deemed an "Acquiring Person" within the meaning of the First Union Rights Agreement.

V.       COVENANTS

         The Company covenants to First Union, FUNB-NC and the Merging Entity, and each of First Union, FUNB-NC and the Merging Entity jointly and severally covenants to the Company that:

         5.01. Consents and Approvals. (A) Subject to the terms and conditions herein provided, it agrees to cooperate with the other parties hereto and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") and all other applicable laws, regula-tions and contractual arrangements to consummate and make effective the transactions contemplated by this Plan. It will take no action (1) which would render any of its representations and warranties contained herein untrue in any material respect at and as of the Effective Date, (2) which would materially and adversely affect its ability to satisfy any of the conditions set forth in
Article VI, (3) which would adversely affect the eligibility of the transactions contemplated hereby for pooling-of-interests accounting treatment, or (4) which would cause the Acquisition to fail to be a reorganization within the meaning of
Section 368(a) of the Code.

                  (B) To the extent that the rights of the Company or any of the Company Subsidiaries under any agreement, including any Investment Contract, may not be assigned by operation of law without the consent or approval of another party thereto or terminates upon any assignment, the Company shall use its reasonable best efforts to obtain any such consent. Without limiting the foregoing, the Company, as promptly as practicable but subject to its fiduciary obligations, will (1) use, and use its reasonable best efforts to cause each Fund to use, its reasonable best efforts to obtain, or cause to be obtained, all consents necessary to be obtained by the Company, any of the Company Subsidiaries or any of the Funds in order for the Company to consummate the transactions contemplated hereby (including all approvals contemplated by the Fund Board Resolutions), (2) use its reasonable best efforts to cause each Investment Company to prepare, file with and cause to be cleared by the SEC and all other governmental and regulatory agencies having jurisdiction thereover, as promptly as practicable after the date hereof, all proxy solicitation materials required to be distributed to shareholders of the Funds with respect to the actions recommended for shareholder approval by the Fund Boards as set forth in the Fund Board Resolutions and (3) cause each Investment Company to mail such proxy solicitation materials to such shareholders promptly after clearance by the SEC and cause to be submitted to a meeting of shareholders of the Investment Companies as soon as practicable after such mailing the proposals described in clause (2), above, all such consents and such proxy solicitation, to be in form and substance reasonably satisfactory to First Union and in compliance with
Section 4.01(X)(5).

         5.02. Current Information. (A) During the period from the date of this Plan to the Effective Date, the Company and First Union will cause one or more of their representatives to confer on a regular and frequent basis with respect to the status of the ongoing operations of the

Company, the Company Subsidiaries and the Funds. The Company will promptly notify First Union of any material change in the normal course of the business of the Company, any of the Company Subsidiaries or any of the Funds or of any complaints from a governmental or regulatory authority or a Self-Regulatory Body, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of any litigation that comes to its attention which would, in any manner, challenge, prevent, alter or materially delay any of the transactions contemplated hereby and the Company will keep First Union fully informed with respect to such events. The Company will also notify First Union of the status of regulatory applications and third party consents required to be obtained by the Company, any of the Company Subsidiaries or any of the Funds related to the transactions contemplated hereby. First Union will notify the Company of the status of its regulatory applications and third-party consents required to be obtained by First Union, FUNB-NC or the Merging Entity related to the transactions contemplated hereby.

                  (B) Each of First Union and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         5.03. Access; Information. (A) The Company shall upon reasonable notice afford to First Union, FUNB-NC and their representatives (including, without limitation, officers and employees of First Union and counsel, accountants and other professionals retained by First Union) such access during normal business hours throughout the period prior to the Effective Date to its, each Company Subsidiary's and, subject to each Fund's consent (which the Company shall use reasonable best efforts to procure), each Fund's books, records (including, without limitation, Tax Returns and appropriate work papers of independent auditors under normal professional courtesy), properties, and to such other information as First Union or FUNB-NC may reasonably request.

                  (B) First Union and FUNB-NC shall not use for any purpose unrelated to the consummation of the transactions contemplated by this Plan, and shall hold, and shall cause their respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless and to the extent that disclosure to a bank regulatory authority is necessary and required by law in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, the "Information") concerning any of the Company, the Company Subsidiaries or the Funds (or, if required under a contract with a third party, such third party) furnished it by the Company, the Company Subsidiaries or the Funds or their respective representatives pursuant to this Plan (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault or action of First Union or FUNB-NC or (3) later lawfully acquired from other sources by First Union or FUNB- NC from a party not known by them to be under an obligation to refrain from making such disclosure) and First Union and FUNB-NC shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities. In the event of the termination of this Plan, First Union and FUNB- NC shall return or destroy all information furnished to such party and its representatives and all analyses, compilations, data, studies and other documents prepared by such party or its representatives containing or based in whole or in part on any such furnished information or reflecting First Union's or FUNB-NC's review of, or interest in, the Company, the Company Subsidiaries or the Funds.

         5.04. Effect of Investigations. No investigation by the parties hereto made heretofore or hereafter, or the provision of any documents, whether pursuant to this Plan or otherwise (including without limitation, any action taken by or information provided to First Union or FUNB-NC pursuant to the provisions of Sections 5.02 and 5.03) shall affect the representations and warranties of the parties which are contained herein.

         5.05. Acquisition Proposals. The Company agrees that neither it nor any of the Company Subsidiaries nor their respective officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by any of them) shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities or partnership (capital or profits) interests of, either the Company, any of the Company Subsidiaries or any of the Funds, or the assignment of any investment advisory, sub-advisory, administrative or distribution agreement with the Company or any of the Company Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, except as contemplated by this Plan; provided, however, with the authorization of the Company's Board of Directors, that the Company, any Company Subsidiary or any officer, director or employee of, the Company or any Company Subsidiary may, following the receipt of an Acquisition Proposal from a third party that the Board of Directors of the Company determines in good faith (after duly considering the written advice of its counsel) must be considered in order to comply with the Board of Directors' fiduciary duties to the Company's stockholders under applicable law, participate in discussions or negotiations regarding such Acquisition Proposal and furnish related information. The Company shall promptly advise First Union and FUNB-NC orally and in writing of the receipt by it (or any of the other persons or entities referred to above) of any Acquisition Proposal, or any inquiry that could lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making such Acquisition Proposal or inquiry. The Company will keep First Union and FUNB-NC fully informed of the status and details of any such Acquisition Proposal or inquiry. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence to comply with the obligations undertaken in this Section 5.05.

         5.06. Stock Exchange Listing; Affiliate Letters. (A) First Union shall use its reasonable best efforts to list as of the Effective Date on the NYSE, upon official notice of issuance, the First Union Common Stock to be issued as contemplated by this Plan.

                  (B) As promptly as practicable, the Company shall deliver to First Union a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Meeting (as hereinafter defined), deemed to be an "affiliate" of it (each, an "Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135. The Company shall use its reasonable best efforts to cause each person who may be deemed to be such an Affiliate to execute and deliver to First Union on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.

         5.07. Stockholder Approval. The Company shall take, in accordance with applicable law, all action necessary to convene, respectively, an appropriate meeting of stockholders to consider and vote upon the approval of this Plan and to vote on any other stockholder approval matters required for consummation of the Acquisition and Merger (the "Meeting") as promptly as practicable after the Registration Statement (as hereinafter defined) is declared effective. The Board of Directors of the Company will recommend such approval, and will take all reasonable lawful action to solicit such approval by its stockholders; provided; however, that if, in the exercise of its good faith judgment as to its fiduciary duties to the Company's shareholders under applicable law, the Company's Board of Directors (after duly considering the written advice of its outside counsel) determines that such action is required, the Board of Directors may withdraw or modify such recommendation.

         5.08. Registration Statement. (A) Each of First Union and the Company agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by First Union with the SEC in connection with the issuance of shares of First Union Common Stock as contemplated by this Plan (including the proxy statement and prospectus and other proxy solicitation materials of First Union and the Company constituting a part thereof (the "Proxy Statement"). Each of the Company and First Union agrees to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. First Union also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to First Union all information concerning the Company, the Company Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

                  (B) Each of the Company and First Union agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
(ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Meeting, contain any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto.

         5.09. Qualification of the Funds. Subject to applicable fiduciary duties to the Funds, the Company will use its reasonable best efforts to ensure that the Funds take no action (i) that would prevent any Investment Company or VIS Trust from qualifying as a "regulated investment company", within the meaning of Section 851 of the Code, (ii) that would cause any Fund which is not an Investment Company (other than VIS Trust) to be subject to taxation on a net income basis under the Code or (iii) that would be inconsistent with any Fund's prospectus and other offering, advertising and marketing materials.

         5.10. Press Releases, Etc. First Union and the Company will consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related to this Plan, or any of the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that the parties may make such disclosures as are required by law after making reasonable efforts under the circumstances to consult in advance with the other parties.

         5.11. Reasonable Best Efforts. Subject to the terms and conditions of this Plan, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to fulfill all conditions and obligations on its part to be performed or fulfilled under this Plan and to permit consummation of the Acquisition and Merger on the Effective Date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end.

         5.12. Regulatory Applications. (A) In the case of each of the parties hereto, (i) it shall promptly prepare and submit applications to the appropriate regulatory authorities for approval of the Acquisition and Merger, and (ii) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Acquisition and Merger by it.

                  (B) Each of First Union and the Company agrees to cooperate with the other and, subject to the terms and conditions set forth in this Agreement, use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and regulatory authorities necessary or advisable to consummate the transactions contemplated by this Plan, including without limitation the regulatory approvals referred to in Section 6.01. Each of First Union and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to, any third party or any regulatory authorities in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and regulatory authorities necessary or advisable to consummate the transactions contemplated by this Plan and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         5.13. Section 15(f). The parties each agree for a period of three years following the Effective Time to use their respective reasonable best efforts to assure compliance with the conditions of Section 15(f) of the Investment Company Act as it applies to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the covenants of First Union and FUNB-NC contained in this
Section 5.13 are intended only for the benefit of parties to this Plan and their respective stockholders and holders of stock options immediately prior to the Effective Time and for no other person.

         5.14. Reorganization and Accounting Treatment. Neither First Union nor the Company will take, or permit their subsidiaries to take, any action after the Effective Time which would cause the Acquisition to fail to be characterized as a tax-free reorganization under Section 368 of the Code or the Merger to fail to be characterized as a pooling of interests for accounting purposes.

         5.15. Regulatory Conditions. To the extent required by any regulatory authority as a condition to approval of the Acquisition and Merger or the other transactions contemplated hereby, the Company shall take such reasonable action as may be required in order to comply with any such requirement.

         5.16. Indemnification. (A) For six years after the Effective Date, the Continuing Corporation shall indemnify, defend and hold harmless the present and former directors and officers of the Company and the Company Subsidiaries as of the date hereof (each, an Indemnified Party) against all costs and expenses (including reasonable attorney's fees), judgements, fees, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out or actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Plan and the related agreements executed contemporaneously or contemplated in connection herewith) to the fullest extent that such persons may as of the date hereof be indemnified by the Company under the laws of the State of Delaware and the Company's certificate of incorporation and by-laws at in effect on the date hereof (and during such period the Continuing Corporation shall also advance expenses (including expenses constituting Costs described in Section 5.16(E)) as incurred to the fullest extent permitted under applicable law, provided that the person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification with no bond or security to be required); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and such certificate of incorporation and by-laws, which determination shall not be required or necessary in any event for the advancement of expenses which shall be made upon the giving of the undertaking required above, shall be made by independent counsel (which shall not be counsel that provides services to First Union or its affiliates) selected by First Union and reasonably acceptable to such officer or director; and provided, further, that in the absence of judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and the Continuing Corporation shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

         (B) First Union shall maintain the Company's existing directors' and officers' liability policy (or a policy providing a comparable coverage amount on terms no less favorable, including the Company's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Date; provided, that First Union shall not be obligated to make a premium payment in respect of such policy (or replacement policy) which exceeds, for the portion related to the Company's directors and officers, 150% of the annual premium payment on the Company's current policy in effect as of the date of this Plan; provided, further, that if such coverage can only be obtained upon the payment of a premium in excess of 150% of the annual premium payment of the Company's current policy, First Union shall obtain such coverage as can reasonably be obtained by paying a premium of 150% of the annual premium payment of the Company's current policy in effect as of the date of this Plan.

         (C) Any Indemnified Party wishing to claim Indemnification under
Section 5.16(A), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Continuing Corporation thereof; provided that the failure so to notify shall not affect the obligation of the Continuing Corporation under Section 5.16(A) unless and to the extent such failure materially increases the Continuing Corporation's liability under such subsection (A). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (1) the Continuing Corporation shall have the right to assume the defense thereof, if it so elects, and the Continuing Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Continuing Corporation shall be obligated pursuant to this subsection (C) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) the Continuing Corporation shall not be liable for any settlement effected without its prior written consent.

         (D) The Continuing Corporation shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in Section 5.16. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.


VI. CONDITIONS TO CONSUMMATION OF THE ACQUISITION AND MERGER

         6.01. Conditions to Each Party's Obligations to Consummate. The respective obligations of each party to consummate the Acquisition and Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                  (A) Regulatory Approvals. The transactions contemplated by this Plan shall have been approved by any federal, state, foreign or local governmental or regulatory authority or Self-Regulatory Body the approval of which is required to permit consummation thereof, without the imposition of any condition or requirement of any commitment which, in the good faith opinion of First Union, is reasonably likely to have a Material Adverse Effect with respect to the Company or the continued conduct of its business; and all waiting periods arising under the HSR Act or any other applicable law shall have duly lapsed or been terminated.

                  (B) No Orders. None of First Union, FUNB-NC, the Merging Entity, the Company, any Company Subsidiary or any Fund shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of any of the transactions contemplated by this Plan.

                  (C) Litigation. No action or proceeding shall have been instituted or threatened by any court, governmental body, Self-Regulatory Body or other person or entity and remain pending before any court, governmental body or Self-Regulatory Body or be threatened, to restrain or prohibit or to recover damages in respect of any or all of the transactions contemplated by this Plan; nor shall any governmental body have notified any party to this Plan or any of their respective affiliates that consummation of any or all of the transactions contemplated by this Plan would constitute a violation of the laws of any jurisdiction or that it intends to commence any action or proceeding to restrain or prohibit or to recover damages in respect of any or all of the transactions contemplated by this Plan, unless such governmental body or other person or entity shall have withdrawn such notice and abandoned such action or proceeding.

                  (D) Tax Opinion. Each party shall have received a written opinion, dated as of the Effective Date, regarding federal income tax matters from Sullivan & Cromwell, counsel to First Union, to the effect that, subject to the customary representations and assumptions referred to therein, (a) the Acquisition will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, (b) the exchange in the Acquisition of the Company Common Stock for First Union Common Stock will not give rise to income, gain or loss to the Company, First Union or the stockholders of the Company (including voting trust beneficiaries) with respect to such exchange except for cash received in lieu of fractional shares, (c) the adjusted tax basis of the First Union Common Stock received by shareholders of the Company (including voting trust beneficiaries) who exchange all of their Company Common Stock in the Acquisition will be the same as the adjusted tax basis of the shares of the Company Common Stock surrendered in exchange therefor, and (d) the holding period of the shares of the First Union Common Stock received in the Acquisition will include the period during which the shares of Company Common Stock surrendered in exchange therefor were held, provided such shares of Company Common Stock were held as capital assets at the Effective Time.

                  (E) Pooling Letter. First Union shall have received from KPMG Peat Marwick LLP a letter, dated on or shortly prior to the Effective Date, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement and the related agreements executed in connection with or contemplated hereby.

                  (F) Stockholder Vote. This Plan shall have been duly approved and adopted by the holders of a majority of the outstanding shares of the Company Common Stock in accordance with Section 252 of the DGCL and the Certificate of Incorporation and by-laws of the Company.

         6.02. Conditions to Obligations of First Union, FUNB-NC and the Merging Entity to Consummate. The obligations of First Union, FUNB-NC and the Merging Entity to consummate the Acquisition and Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                  (A) Representations and Warranties. The representations and warranties of the Company set forth in Article IV hereof shall be true and correct as of the date of this Plan and on the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, or (ii) as expressly contemplated or permitted or as a result of actions permitted by this Plan. Notwithstanding anything to the contrary contained in this Section 6.02(A), the condition contained in this Section shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be so true and correct, if any (excluding, for these purposes, the effect of any materiality limitations therein), shall be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or the Continuing Corporation. First Union, FUNB-NC and the Merging Entity each shall have received a signed certificate of the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in this clause (A).

                  (B) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Plan on or prior to the Effective Date, and First Union, FUNB-NC and the Merging Entity shall have received a signed certificate of the Chief Executive Officer and the Chief Financial Officer of the Company to that effect.

                  (C) Legal Opinions. First Union, FUNB-NC and the Merging Entity shall have received written opinions dated the Effective Date, from (1) Rosemary D. Van Antwerp, General Counsel for the Company; (2) Goodwin, Procter & Hoar LLP, special counsel for the Company and (3) Sullivan & Worcester, counsel for the Funds and the Fund Boards, in forms customary for transactions of the type contemplated hereby and reasonably satisfactory to First Union.

                  (D) Coopers & Lybrand L.L.P. Letters. First Union, FUNB-NC and the Merging Entity shall have received from Coopers & Lybrand L.L.P. a letter or letters, dated the date of or shortly prior to the Effective Date, in form and substance reasonably satisfactory to First Union, which shall include customary negative assurances with respect to the Company's consolidated financial position and results of operations, and to the effect that Coopers & Lybrand L.L.P. are not aware of any facts or circumstances which might cause the Merger not to qualify for pooling of interests accounting treatment.

                  (E) Consents. (1) The Fund Board Resolutions shall not have been rescinded, amended or repealed and shall remain in full force and effect; and (2) the Company shall have obtained all the consents or approvals of the Fund shareholders referred to in Section 5.01(B) from Funds the assets of which generated at least 90% of the management fees received by the Company and the Company Subsidiaries from the Funds on a consolidated basis during the 12 month period ended August 31, 1996, each in form and substance reasonably satisfactory to First Union.

                  (F) Total Account Value. The Total Account Value as of the business day immediately preceding the Effective Date shall not be less than the product of 0.75 and the Total Account Value as of the date hereof; and First Union shall have received a written calculation thereof, certified as of the Effective Date by the Chief Executive Officer and the Chief Financial Officer of the Company.

                  (G) Distribution Financing. (1) As of the Effective Time, after giving effect to the consummation of the transactions contemplated in this Plan and in the Fund Board Resolutions (but not any actions taken or omitted to be taken by First Union or its affiliates or by the Funds on or after the Effective Date) there shall have occurred no default, event of termination or breach (which has not been timely cured) under the Purchase and Sale Agreement, dated as of May 31, 1995 (the "Purchase and Sale Agreement"), among Keystone Investment Distributors Company ("KIDCO"), Citibank, N.A. and Citicorp North America, Inc. or the related Undertaking, dated as of May 31, 1995 (the "Undertaking"), among the Company, KIMCO, Citibank, N.A. and Citicorp North America, Inc., excluding any such default or breach resulting from the failure of First Union to cause the successor to KIDCO as principal underwriter of the Funds (as defined in the Purchase and Sale Agreement) to take any action necessary on the part of such successor to comply with the provisions of Section 4.03(a)(1) of the Undertaking.

                  (H) Senior Notes. The Company shall have taken no action, a result of which would preclude the 9 3/4% Senior Secured Notes of the Company from being defeased under Section 403 of the Indenture, dated as of August 19, 1993, relating to such 9 3/4% Senior Secured
         Notes at the Effective Time.

                  (I) Fund Management. If any of the persons Previously Disclosed on Schedule 6.02(I), shall have ceased to be employed by the Company, the Company shall have either (1) replaced such person with a person acceptable to First Union or (2) made other arrangements reasonably satisfactory to First Union.

         6.03. Conditions to Obligations of the Company to Consummate. The obligations of the Company to consummate the Acquisition and Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

                  (A) Representations and Warranties. The representations and warranties of First Union set forth in Article IV hereof shall be true and correct, as of the Effective Date as though made at and as of the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, or (ii) as expressly contemplated or permitted or as a result of actions permitted by this Agreement. Notwithstanding anything to the contrary contained in this Section 6.03(A), the condition contained in this Section shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be so true and correct, if any

         (excluding, for these purposes, the effect of any materiality limitations therein), shall be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Union. The Company shall have received a signed certificate of an executive officer of First Union, FUNB-NC and the Merging Entity to that effect.

                  (B) Performance of Obligations. First Union, FUNB-NC and the Merging Entity shall have performed in all material respects all obligations required to be performed by them under this Plan on or prior to the Effective Date, and the Company Stockholders and the Company shall have received a signed certificate of an executive officer of First Union, FUNB-NC and the Merging Entity to that effect.

                  (C) Registration Statement. The Registration Statement shall have become effective and no stop order or other order suspending its effectiveness shall be in effect.

                  (D) NYSE Listing. The shares of First Union Common Stock issuable as contemplated by this Plan shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (E) Legal Opinion. The Company shall have received a written opinion, dated the Effective Date, of Marion A. Cowell, Jr., Esq. to the effect that the shares of First Union Common Stock to be issued in the Merger are duly authorized and validly issued and are fully paid and nonassessable.


VII.     TERMINATION

         This Plan may be terminated prior to the Effective Date:

         7.01. Mutual Consent. By the mutual consent of First Union and the Company.

         7.02. Breach. By First Union or the Company, in the event of (i) a material breach by any party hereto unaffiliated with the nonbreaching party of any representation or warranty contained herein, which breach cannot be, or has not been, cured within 30 days of its occurrence or (ii) a material breach by such party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured.

         7.03. Satisfaction of Conditions. By First Union or the Company, upon the occurrence of any event or condition that would preclude satisfaction of any of the conditions to such party's obligation to consummate the Acquisition and Merger set forth in Article VI.

         7.04. Delay. By First Union or the Company, in the event that the Acquisition and Merger is not consummated by June 30, 1997 through no fault of the party seeking to terminate.

         7.05. Injunction, etc. By either the Company or First Union, if any permanent injunction or action by any court or other governmental agency or body of competent jurisdiction enjoining, denying approval of or otherwise prohibiting consummation of any of the transactions contemplated by this Plan shall become final and nonappealable.

         7.06. First Union Common Stock. By the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

                  (x) the Average Closing Price on the Determination Date of shares of First Union Common Stock shall be less than the product of
         0.85 and the Starting Price; and

                  (y) (i) the number obtained by dividing the Average Closing Price on such Determination Date by the Starting Price (such number being referred to herein as the "First Union Ratio") shall be less than
         (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (such number being referred to herein as the "Index Ratio") and subtracting 0.15 from the quotient in this clause (y)(ii);

subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to First Union and FUNB-NC; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. During the two-day period commencing with the receipt of such notice, First Union and FUNB-NC shall have the option of adjusting the Aggregate Share Consideration to equal the product of 2,912,000 (as such number may have been adjusted pursuant to Section 2.04) and the lesser of (i) the quotient of the

Starting Price divided by the Average Closing Price and (ii) the quotient of the Index Ratio divided by the First Union Ratio. If First Union makes an election contemplated by the preceding sentence, within such two-day period, it shall give prompt written notice to the Company of such election and the revised Aggregate Share Consideration, whereupon no termination shall have occurred pursuant to this Section 7.06 and this Plan shall remain in effect in accordance with its terms (except to reflect the modification of the Aggregate Share Consideration as provided in this Section 7.06), and references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted to reflect the modification of the Aggregate Per Share Consideration pursuant to this Section 7.06; provided, however that the Aggregate Share Consideration and Exchange Ratio as so modified shall be subject to any further adjustments in accordance with Sections 2.04 and 2.01(B).

         For purposes of this Section 7.06, the following terms shall have the meanings indicated:

                  "Average Closing Price" means the average of the daily last sales prices of First Union Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE ending with the closing of trading on the Determination Date.

                  "Determination Date" means the business day five business days before the Effective Date.

                  "Index Group" means the group of each of the 17 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for the acquisition or sale of such company. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

               Bank Holding Company                          Weighting
               --------------------                          ---------

               NationsBank Corporation                         15.33%

               BankAmerica Corporation                         13.86

               Banc One Corp.                                   8.28

               Norwest Corporation                              6.92

               First Chicago-NBD Corporation                    6.71

               Fleet Financial Group, Inc.                      5.46

               PNC Financial Corp.                              5.29

               KeyCorp                                          4.60

               CoreStates Financial Corp.                       4.51

               First Bank System, Inc.                          4.37

               Sun Trust Banks, Inc.                            4.28

               National City Corporation                        4.14

               Wachovia Corporation                             3.79

               Mellon Bank Corporation                          3.58

               Barnett Banks, Inc.                              3.14

               U.S. Bancorp                                     2.96

               Comerica Incorporated                            2.78


                  "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                  "Starting Date" means the date hereof.

                  "Starting Price" shall mean the last sale price per share of First Union Common Stock on the Starting Date, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

                  If any company belonging to the Index Group or First Union declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or

         First Union shall be appropriately adjusted for the purposes of applying this Section 7.06.

         7.07. Other Circumstances. By (i) First Union in the event that (a) as provided in Section 5.07, the Board of Directors of the Company withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to First Union or (b) as provided in Section 5.05, the Board of Directors participates in (or authorizes participation in) negotiations of the type described in Section 5.05 regarding the substantive terms of a formal Acquisition Proposal; or (ii) the Company if, in the exercise of its good faith judgment as to its fiduciary duties to its shareholders under applicable law, the Company's Board of Directors (after duly considering the written advice of its outside counsel) determines that such termination is required; provided, however, that the right of termination by the Company contemplated by this Section 7.07 may only be exercised if, prior to or contemporaneously with the determination by the Company's Board of Directors to terminate this Agreement, the Company shall have entered, or be entering, into a binding agreement with respect to an Acquisition Proposal.

         7.08. Effect of Termination. In the event of termination of this Plan pursuant to this Article VII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Plan, except (i) as set forth in Section 8.01, or (ii) that nothing herein will relieve any party from liability for any willful breach of this Plan.

         7.09. Payment in Lieu of Fees and Expenses and Opportunity Costs. If this Agreement is terminated by First Union pursuant to Section 7.02 (as a result of a willful breach by the Company) or by First Union pursuant to Section
7.07 and prior thereto or within 18 months after such termination:

                  (i) the Company shall have entered into an agreement to engage in an Acquisition Event (as hereinafter defined in either case) or an Acquisition Event shall have occurred (other than as contemplated by this Agreement); or

                  (ii) the Board of Directors of the Company shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of the Company approve or accept any

         Acquisition Event in each case other than as contemplated by this Agreement,

then the Company shall promptly, but in no event later than one day after the first of such events shall have occurred, pay First Union a fee equal to $4,000,000; provided, however, that such fee shall not be paid if either First Union or FUNB-NC was in material breach of its material covenants or agreements contained in this Agreement when this Agreement was terminated.

         "Acquisition Event" shall mean any of the following: (i) a merger, consolidation or similar transaction involving the Company, (ii) a purchase, lease or other acquisition of assets of the Company or the Company Subsidiaries representing 25% or more of the consolidated assets of the Company and the Company Subsidiaries or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) or securities representing 25% or more of the voting power of the Company or any Company Subsidiary in each case with or by a Person other than First Union or an affiliate of First Union.

VIII.  OTHER MATTERS

         8.01. Survival. The representations, warranties, agreements and covenants contained in this Plan shall not survive the Effective Time except for such covenants all or any part of the performance of which is expressly provided to occur after the Effective Time. If this Plan is terminated prior to occurrence of the Effective Time, the agreements and representations of the parties in Sections 5.03(B), 7.08 and 7.09 and Article VIII shall survive such termination.

         8.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Plan may be (i) waived in writing by the party benefitted by the provision, or (ii) amended or modified at any time (including the structure of the transactions contemplated hereby) only by an agreement in writing among the parties hereto and executed in the same manner as this Plan.

         8.03. Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.

         8.04. Governing Law. This Plan shall be governed by, and interpreted in accordance with, the laws of the

State of North Carolina, except as federal law may be applicable.

         8.05. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby.

         8.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been given when delivered by hand, telecopied (with confirmation), or mailed by registered or certified mail return receipt requested to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

       If to First Union,
          FUNB-NC or the
          Merging Entity, to:  First Union Corporation
                               One First Union Center
                               Charlotte, NC 28288-0013
                               Attn: Chief Executive Officer

       with copies to:         Marion A. Cowell, Jr., Esq.
                               First Union Corporation
                               One First Union Center
                               Charlotte, NC  28288-0013
                               (Fax No. (704) 374-3425)

                               Mitchell S. Eitel, Esq.
                               Sullivan & Cromwell
                               125 Broad Street
                               New York, New York  10004
                               (Fax No. (212) 558-3588)

       If to the Company, to:  Keystone Investments, Inc.
                               200 Berkley Street
                               Boston, MA 02116
                               Attn: Alfred H. Elfner, III
                               (Fax No. (617) 338-3468)

       with a copy to:         Keystone Investments, Inc.
                               200 Berkley Street
                               Boston, MA 02116
                               Attn: Rosemary D. Van Antwerp, Esq.
                               (Fax No. (617) 338-3468)

         8.07. Definitions. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition, when used in this Plan:

                  (i) The term "Total Account Value", as of a specified date, shall mean the aggregate net asset value, as of such date, of all the assets with respect to which the Company or any Company Subsidiary provides investment advisory services (whether or not assets of Investment Companies).

                  (ii) with respect to First Union, FUNB-NC or the Merging Entity, the term "Material Adverse Effect" shall mean (A) a material adverse effect (whether taken individually or in the aggregate with all other such effects, whether or not described in a representation or warranty herein) on the financial condition, business, results of operations or properties of First Union and the First Union Subsidiaries, taken as a whole, or which would materially impair any such person's ability timely to consummate the transactions contemplated hereby or (B) any event, circumstance or condition affecting any such person which, individually or in the aggregate, would prevent or materially delay the consummation of the transactions contemplated by this Plan;

                  (iii) with respect to the Company or the Funds, the term "Material Adverse Effect" shall mean (A) a material adverse effect (whether taken individually or in the aggregate with all other such effects, whether or not described in a representation or warranty herein) on the financial condition, business, results of operations or properties of the Company and the Company Subsidiaries, taken as a whole, or the Funds, taken as a whole, or which would materially impair the Company's ability timely to consummate the transactions contemplated hereby or (B) any event, circumstance or condition affecting any such person which, individually or in the aggregate, would prevent or materially delay the consummation of the transactions contemplated by this Plan;

                  (iv) the term "person" shall include any individual, corporation, business trust, partnership, association or similar organization, or any governmental or regulatory authority or body;

                  (v) the term "Previously Disclosed" by a party shall mean information set forth in a Schedule that is delivered by that party to an unaffiliated party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan;

                  (vi) with respect to any person, the term "subsidiary" shall mean any corporation, partnership, business trust, association or other similar organization of which such person directly or indirectly owns more than 50% or the voting stock or other voting equity interest or which is required to be consolidated with such person under generally accepted accounting principles; and

                  (vii) with respect to any person, the term "Board of Directors" includes any equivalent entity performing similar functions with respect to such person under the laws of such person's jurisdiction of organization or organizational documents.

         8.09. Entire Understanding; No Third Party Beneficiaries. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Nothing in this Plan, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan other than the covenants contained in Sections
5.13 and 5.16, the benefits of which are conferred on third parties only to the extent expressly provided therein.

         8.10. Benefit Plans. Upon consummation of the Acquisition and Merger, except as Previously Disclosed on Schedule 8.10, as soon as administratively practicable, employees of the Company and Company Subsidiaries shall be generally entitled to participate in the pension, benefit and similar plans on substantially the same terms and conditions as employees of First Union. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), First Union shall give effect to years of service with the Company or the Company Subsidiaries, as the case may be, as if such service were with First Union.

         8.11. Assignment. Except as contemplated by Section 1.01(A), neither this Plan nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         8.12. Headings. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed in counterparts, all as of the day and year first above written.

                          FIRST UNION CORPORATION


                          By: /s/ Kenneth R. Stancliff
                              -------------------------------------
                              Name:  Kenneth R. Stancliff
                              Title: Senior Vice President

                          FIRST UNION NATIONAL BANK OF
                            NORTH CAROLINA


                          By: /s/ Donald A. McMullen
                              -------------------------------------
                              Name:  Donald A. McMullen
                              Title: Executive Vice President

                          FKI, INC.


                          By: /s/ Kenneth R. Stancliff
                              -------------------------------------
                              Name:  Kenneth R. Stancliff
                              Title: Senior Vice President


                          KEYSTONE INVESTMENTS, INC.


                          By: /s/ Alfred H. Elfner, III
                              -------------------------------------
                              Name: Alfred H. Elfner, III
                              Title: President and Chairman
                                     of the Board